Exhibit 3.1
AMENDMENTS TO THE BYLAWS
OF
IRVINE SENSORS CORPORATION
The undersigned, John J. Stuart, Jr., is the duly elected and acting Secretary of Irvine Sensors Corporation (the “Corporation”), and does hereby certify that the following amendments were adopted by the Board of Directors of the Corporation on December 22, 2010.
Section 9 of Article II of the Bylaws of the Corporation is hereby amended and restated in its entirety to read in full as follows:
“SECTION 9. VOTING. Except as otherwise required by law, or provided by the Certificate of Incorporation or these By-Laws, any question brought before any meeting of stockholders shall be decided by the vote of the holders of a majority of the stock represented and entitled to vote thereat. Unless otherwise provided in the Certificate of Incorporation, each stockholder represented at a meeting of stockholders shall be entitled to cast one vote for each share of the capital stock entitled to vote thereat held by such stockholder. Such votes may be cast in person or by proxy, but no proxy shall be voted on or after three years from its date unless such proxy provides for a longer period, Voting may be by voice or ballot as the Chairman of the meeting shall determine; provided, however, that all elections for Directors must be by ballot upon demand made by a stockholder at any election and before the voting begins.
On any matter other than the election of the directors, any stockholder may vote part of the shares in favor of the proposal and refrain from voting the remaining shares or vote against the proposal but if the stockholder fails to specify the number of shares which the stockholder is voting affirmatively, it will be conclusively presumed that the stockholder’s approving vote is with respect to all shares which the stockholder is entitled to vote.
At a stockholders’ meeting at which directors are to be elected, stockholders shall be entitled to cumulate votes (i.e., cast for any candidate a number of votes greater than the number of votes which such stockholder normally is entitled to cast); provided, however, that no stockholder shall be entitled to cumulate votes unless the candidates’ names have been placed in nomination prior to commencement of the voting and a stockholder has given notice at the meeting, prior to commencement of the voting, of the stockholder’s intention to cumulate votes. If any stockholder has given such a notice, then every stockholder entitled to vote may cumulate votes for candidates placed in nomination and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which that stockholder’s shares are normally entitled, or distribute the stockholder’s votes on the same principle among any or all of the candidates, as the stockholder thinks fit. The candidates receiving the highest number of affirmative votes, up to the number of directors or be elected, shall be elected.”

Section 2 of Article III of the Bylaws of the Corporation is hereby amended and restated in its entirety to read in full as follows:
“SECTION 2. NUMBER OF DIRECTORS. The Board of Directors shall consist of not less than six (6) nor more than eleven (11). The exact number of directors shall be ten (10) until changed, within the limits specified above, by a By-Law amending this Section, duly adopted by the Board of Directors or by the stockholders. The indefinite number of directors may be changed, or a definite number fixed without provision for an indefinite number, by a duly adopted amendment to the Certificate of Incorporation or by an amendment to this Bylaw duly adopted by the vote or written consent of holders of a majority of the outstanding shares entitled to vote; provided, however, that an amendment reducing the number or the minimum number of directors to a number less than five (5) cannot be adopted if the votes cast against its adoption at a meeting of the stockholders, or the shares not consenting in the case of action by a written consent, are equal to more than 16-2/3% of the outstanding shares entitled to vote. No amendment may change the stated maximum number of authorized directors to a number greater than two times the stated minimum number of directors minus one.”
IN WITNESS WHEREOF, the undersigned has hereunto subscribed his name this 22nd day of December, 2010.

/s/ JOHN J. STUART, JR.
JOHN J. STUART, JR., Secretary